EXECUTION COPY

                                                              Exhibit 99.2

                            PRIVATE BUSINESS, INC.

                             AMENDED and RESTATED

                         SECURITIES PURCHASE AGREEMENT





                         DATED AS OF DECEMBER 5, 2003

                 as amended and restated on December 24, 2003



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                               TABLE OF CONTENTS
                                                                           Page


1.    Definitions............................................................1

2.    Sale and Purchase of Shares............................................1
      2.1      Sale and Purchase of Shares...................................1
      2.2      Purchase Price................................................2
      2.3      Closing.......................................................2

3.    Representations and Warranties of the Company..........................2
      3.1      Organization and Standing.....................................2
      3.2      Authorization; No Conflict; Enforcement.......................2
      3.3      Capitalization................................................3
      3.4      SEC Reports; Financial Statements.............................4
      3.5      Material Changes..............................................5
      3.6      Internal Accounting Controls..................................7
      3.7      Title to Assets...............................................8
      3.8      Insurance.....................................................8
      3.9      Material Agreements...........................................9
      3.10     Litigation; Disputes..........................................9
      3.11     Intellectual Property........................................10
      3.12     Employees....................................................10
      3.13     Environmental Laws...........................................11
      3.14     Employee Benefit Plans.......................................12
      3.15     Taxes........................................................13
      3.16     Transactions With Affiliates.................................14
      3.17     Investment Company...........................................14
      3.18     Compliance with Law; Approvals...............................14
      3.19     Status of Shares.............................................14
      3.20     Offering of Shares...........................................15
      3.21     Receivables..................................................15
      3.22     Territorial or Other Restrictions............................15
      3.23     Vote Required................................................15
      3.24     Takeover Laws; Rights Plan...................................15
      3.25     Proxy Statement..............................................16
      3.26     Nasdaq Small Cap Market......................................16
      3.27     No Manipulation of Stock.....................................16
      3.28     General Solicitation; No Integration.........................16
      3.29     Regulated Entity.............................................16
      3.30     Opinion of Financial Advisor.................................16
      3.31     Finders; Brokers.............................................17
      3.32     Disclosure...................................................17


4.    Representations and Warranties of Investor............................17
      4.1      Organization and Standing....................................17

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      4.2      Authorization................................................17
      4.3      Binding Obligation...........................................17
      4.4      Financing....................................................17
      4.5      No Registration Under the Securities Act.....................18
      4.6      Acquisition for Investment...................................18
      4.7      Evaluation of Merits and Risks of Investment.................18
      4.8      Additional Information.......................................18
      4.9      Legend.......................................................18
      4.10     Proxy Statement..............................................19
      4.11     No Manipulation of Stock.....................................19

5.    Covenants.............................................................19
      5.1      Interim Operation of the Business............................19
      5.2      Certain Pre-Closing Covenants................................21
      5.3      Board of Directors...........................................23
      5.4      Use of Proceeds..............................................23
      5.5      Filing of Form 8-K; Press Releases...........................23
      5.6      Directors' and Officers' Indemnification and Insurance.......23
      5.7      Employee Benefits............................................23
      5.8      Alternative Proposals........................................24
      5.9      Structuring Fees and Expenses................................26
      5.10     Bylaws.......................................................26
      5.11     Series B Stock...............................................26
      5.12     Resignation of Directors.....................................26
      5.13     No Shareholder Rights Plan...................................26

6.    Conditions Precedent to Obligations of the Company....................26
      6.1      Representations and Warranties...............................26
      6.2      Performance..................................................26
      6.3      Legal Proceedings............................................26
      6.4      Consents and Approvals.......................................27
      6.5      Filing.......................................................27

7.    Conditions Precedent to Obligations of the Investor...................27
      7.1      Representations and Warranties...............................27
      7.2      Performance..................................................27
      7.3      Legal Proceedings............................................27
      7.4      Consents and Approvals.......................................27
      7.5      Material Adverse Effect......................................27
      7.6      Filing.......................................................27
      7.7      Replacement Credit Facility..................................28
      7.8      Listing of Shares............................................28
      7.9      NASD Approval................................................28
      7.10     Company Credit Agreement.....................................28

8.    Deliveries at Signing and Closing.....................................28
      8.1      Deliveries by the Company to the Investor at Signing.........28

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      8.2      Deliveries by Investor to the Company at Signing.............28
      8.3      Deliveries by the Company to Investor at the Closing.........29
      8.4      Deliveries by the Investor to the Company at the Closing.....29

9.    Termination...........................................................30
      9.1      Termination..................................................30
      9.2      Effect of Termination........................................31
      9.3      Company Termination Fee......................................31
      9.4      Investor Termination Fee.....................................32

10.   Miscellaneous.........................................................32
      10.1     Additional Actions and Documents.............................32
      10.2     Expenses.....................................................32
      10.3     Assignment...................................................32
      10.4     Entire Agreement; Amendment..................................32
      10.5     Waiver.......................................................33
      10.6     Severability.................................................33
      10.7     No Survival..................................................33
      10.8     Governing Law................................................33
      10.9     Jurisdiction; No Jury Trial..................................33
      10.10    Notices......................................................34
      10.11    Headings.....................................................35
      10.12    Execution in Counterparts....................................35
      10.13    Binding Effect...............................................35
      10.14    No Third-Party Beneficiaries.................................35
      10.15    Specific Performance.........................................35


EXHIBIT A             Definitions
EXHIBIT B             Form of Designation of Preferences
EXHIBIT C             Form of Warrant Agreement
EXHIBIT D             Form of Opinion of Counsel for the Company
EXHIBIT E             Form of Amended Bylaws of the Company
EXHIBIT F             Form of Opinion of Counsel for the Investor
EXHIBIT G             Form of Securityholders Agreement
EXHIBIT H             Bank of America Replacement Credit Facility Term Sheet

ANNEX A               Required Consents


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                         SECURITIES PURCHASE AGREEMENT


         THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (as amended and restated, this "Purchase Agreement"), originally entered into as of December 5, 2003 and amended and restated on December 24, 2003, by and among Private Business, Inc., a Tennessee corporation (the "Company"), and Lightyear PBI Holdings, LLC, a Delaware limited liability company ("Investor").

                                   RECITALS

         A. The Company and the Investor are executing and delivering this Purchase Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated under the Securities Act and Section 4(2) thereunder.

         B. Subject to the terms and conditions set forth in this Purchase Agreement, the Investor wishes to purchase from the Company and the Company wishes to sell to the Investor certain preferred stock and warrants as more fully described herein.

         C. The parties hereto entered into the Securities Purchase Agreement, dated as of December 5, 2003 (the "Original Purchase Agreement") and they now desire to amend and restate the Original Purchase Agreement to provide, among other things, for (i) revised terms of the Form of Designations of Preferences attached hereto as Exhibit B, (ii) revised terms of the Form of Securityholders Agreement attached hereto as Exhibit G and (iii) the inclusion of the Bank of America replacement credit facility term sheet attached hereto as Exhibit H.

         D. All references herein to "the date hereof" or "the date of this Purchase Agreement" shall be deemed to refer to December 5, 2003, unless otherwise specified.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.       DEFINITIONS

         For all purposes of this Purchase Agreement, certain capitalized terms shall have the meanings set forth in that Exhibit A, except as otherwise expressly provided herein.

2.       SALE AND PURCHASE OF SHARES

     2.1 Sale and Purchase of Shares. On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, the Company agrees to sell and issue to Investor, and Investor agrees to purchase from the Company on the Closing Date, (i) 20,000 shares of the Company's Series A Nonconvertible Preferred Stock, no par value ("Series A Stock") having the rights, preferences and other terms set forth in the Designations of Preferences in the form attached hereto as Exhibit B, and
(ii) common stock purchase warrants, in the form attached hereto as Exhibit C (the "Warrants") to acquire 16,000,000 shares of the Company's Common Stock at an initial exercise price of $1.25 per share.


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     2.2 Purchase Price. The aggregate purchase price for the Series A Stock and the Warrants purchased and sold hereunder is Twenty Million Dollars ($20,000,000) (the "Purchase Price") payable to the Company by Investor in immediately available funds at Closing.

     2.3 Closing. The closing of the sale and purchase of the Series A Stock and Warrants (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, LLP 425 Lexington Avenue, New York, New York 10017 within three (3) business days following the later to occur of (i) the date on which the Stockholder Approval (as defined below) is received or (ii) if any of the conditions set forth in Articles 6 and 7 have not been satisfied, then the date on which the last such condition is satisfied or waived or, in any case, such other date as the parties shall mutually agree (the "Closing Date").

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as specifically set forth on the Disclosure Letter or as specifically disclosed (in a manner that would make the relevance of any particular item to an individual representation reasonably apparent) in the SEC Reports (including the exhibits thereto) filed with the Securities and Exchange Commission (the "SEC") after January 1, 2003 (the "Covered SEC Reports"), the Company hereby represents and warrants (which representation and warranty shall be deemed to include the disclosure with respect thereto so specified on the Disclosure Letter or in the Covered SEC Reports, as the case may be) to Investor as of the date hereof and as of the Closing Date as follows:

     3.1 Organization and Standing. The Company and each of its subsidiaries (collectively, the "PB Companies") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to own, operate and lease its respective Assets and to carry on its respective business as currently conducted. The Company has all requisite power and authority to execute and deliver this Purchase Agreement and to carry out the transactions contemplated hereby. The Company has made available to Investor complete and correct copies of the certificate of incorporation and bylaws of each PB Company, with all amendments thereto, as in effect on the date of this Purchase Agreement. The Company has made available to Investor complete and correct copies of the minutes of all meetings or other actions of the Board of Directors (and all committees thereof) of each PB Company held or taken since January 1, 2002. Each PB Company is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.2 Authorization; No Conflict; Enforcement. (a) The execution, delivery and performance by the Company of this Purchase Agreement and the other Transaction Documents, the fulfillment of and compliance by the Company with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby have been (or upon delivery will be) duly authorized by all necessary corporate action (which authorization has not been modified or rescinded and is in full force and effect) and, do not and will not: (i) conflict with, or violate any provision of any Law or any

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provision of the certificate of incorporation or bylaws of any PB Company;
(ii) conflict with, or result in any breach of, or constitute a default by any PB Company under any Material Agreement to which any PB Company is a party or by which it or any of its Assets may be bound; or (iii) result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any Encumbrance of any nature upon, or with respect to, any PB Company or any of the Assets now owned or hereafter acquired by any PB Company. This Purchase Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and each Transaction Document to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity.

     (b) No approval, authorization, consent, order, filing, registration or notification is required to be obtained by any of the PB Companies from, or made or given by any of the PB Companies to, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Purchase Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby, other than such consents or approvals as have been duly obtained and are in full force and effect.

3.3      Capitalization.

     (a) The authorized capital stock of the Company consists of 120,000,000 shares, consisting of (a) 20,000,000 shares of preferred stock, without par value (the "Preferred Stock"), and (b) 100,000,000 shares of Common Stock, without par value. As of December 24, 2003, (i) 40,031 shares of Series B Preferred Stock, par value $0.01 (the "Series B Stock") were issued and outstanding, all of which shares were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights,
(ii) 14,131,608 shares of Common Stock were issued and outstanding, all of which shares were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (iii) no shares of Common Stock were held in the treasury of the Company and (iv) an aggregate of 2,556,509 shares of Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding stock options (the "Stock Options") (of which 1,773,056 shares were in respect of vested or exercisable options). All of the shares of Common Stock which may be issued pursuant to the Stock Options will be, when issued in exchange for the applicable exercise price thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Except (i) as set forth above, (ii) as a result of the exercise of Stock Options outstanding as of November 10, 2003 and referred to above and (iii) issuances of up to 197,444 shares of Common Stock pursuant to the Private Business, Inc. 2000 Employee Stock Purchase Plan there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company,
(c) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company and (d)


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no equity equivalents, interests in the ownership or earnings of the Company
(including earn-outs or similar rights) or other similar rights (the shares, securities and other rights referred to in clauses (a), (b), (c) and (d), collectively, "Company Securities"). Except for the Stock Options referred to above, (x) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any voting or equity securities or interests of any subsidiary of the Company, (y) there is no voting trust or other agreement or understanding to which the Company or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock or other voting securities of the Company of any of its subsidiaries and (z) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. The Company has heretofore furnished to Investor a complete and correct list, as of November 10, 2003, of the names of each holder of Stock Options, the number of Stock Options held by each such holder, the exercise price and vesting terms for each such Stock Option and any amendments or modifications with respect to any such Stock Options effected since November 10, 2003 (including any changes in the exercise price, changes in or acceleration of the vesting terms and any regranting of Stock Options), which list is accurate and complete as of the date of this Purchase Agreement. The Company has not granted any Stock Options since November 10, 2003.

     (b) Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights, and all such shares are owned by the Company or another direct or indirect wholly owned subsidiary of the Company free and clear of all Encumbrances of any nature whatsoever. There are outstanding (a) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any subsidiary of the Company, (b) no options, warrants or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any subsidiary of the Company and (c) no equity equivalents, interests in the ownership or earnings of any subsidiary of the Company or other similar rights. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any subsidiary or to provide funds to or make any investment in any such subsidiary or any other entity. The Company has the ability to effect any action requiring the approval of the shareholders of any subsidiary of the Company and to designate all of the members of the board of directors of each subsidiary of the Company. The Disclosure Letter sets forth a complete and correct list of all of the subsidiaries of the Company; such list sets forth the amount of capital stock or other equity or voting securities or interests
(i) authorized, (ii) outstanding and (iii) owned by the Company, directly or indirectly, in such subsidiaries. The Disclosure Letter sets forth a complete and correct list of all entities (other than subsidiaries of the Company) in which the Company owns, directly or indirectly, any equity interest; such list sets forth the amount of capital stock or other equity or voting securities or interests (i) authorized, (ii) outstanding and (iii) owned by the Company, directly or indirectly, in such entities.

     3.4 SEC Reports; Financial Statements. (a) The Company has filed all SEC Reports required to be filed by it since January 1, 2001 on a timely basis or has received a valid


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

extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto (and except, in the case of unaudited financial statements, as may be permitted by the requirements of the
SEC), and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Such financial statements are in all material respects consistent with the books and records of the Company, which have been maintained accurately and in accordance with applicable Law.

     (b) None of the PB Companies (a) has any Debt, claims, commitments, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, except for obligations or liabilities: (i) that were incurred after September 30, 2003 in the ordinary course of business consistent (in amount and kind) with past practice which would not reasonably be expected to have a Material Adverse Effect, (ii) reflected in the latest balance sheet of the Company included in the SEC Reports, or (iii) expressly disclosed in this Purchase Agreement or the Disclosure Letter.

     (c) The Company has timely filed and made available to Investor all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Reports.

     3.5 Material Changes. None of the PB Companies has:

          (i) since December 31, 2002, suffered an event, occurrence or development, individually or in the aggregate, that has had or that would reasonably be expected to result in a Material Adverse Effect;

          (ii) since September 30, 2003, incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission;

          (iii) since December 31, 2002, altered its method of accounting or the identity of its auditors;


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

          (iv) since September 30, 2003, sold, transferred, leased or licensed to others or otherwise disposed of any material assets, property, business or assets, tangible or intangible, except in the ordinary course of business, or canceled or compromised any debt, claim, commitment, obligation or liability or waived or released any right of substantial value, other than in the ordinary course of business consistent in amount and kind with past practice, and not in the aggregate material;

          (v) since December 31, 2002, terminated, cancelled, materially modified or received any notice of termination of any Material Agreement (as defined below);

          (vi) since September 30, 2003, suffered any damage, destruction or loss (whether or not covered by insurance), in any case or in the aggregate, in excess of $100,000;

          (vii) since December 31, 2002, (i) assigned, transferred or granted any rights under, or entered into any Contract or settlement regarding the breach, misappropriation, infringement or violation of, any Intellectual Property Rights, or modified any existing rights with respect thereto or (ii) settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Intellectual Property Rights;

          (viii) since December 31, 2002, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or promised to pay (in either case in writing or orally), conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of (A) any present or former director, executive officer or any consultant that is an individual, or (B) any other employee earning total compensation in excess of $80,000 annually, of any of the PB Companies;

          (ix) since December 31, 2002, made or rescinded any express or deemed election relating to taxes, amended any tax return or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

          (x) paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Purchase Agreement or the transactions contemplated hereby;

          (xi) since September 30, 2003, made any grant of credit to any customer or distributor on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past;

          (xii) since September 30, 2003, amended its charter or bylaws or merged with or into or consolidated with any other Person, subdivided, combined or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;



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

          (xiii) since September 30, 2003, made any declaration of, or set aside or paid, any dividend or other distribution (whether in cash, stock or other property) with respect to the capital stock of any PB Company, or issued, pledged or sold any shares of capital stock of, or other equity interest in, any PB Company, or any other securities or rights (including the grant of any stock options), convertible into or exchangeable for or conferring the right to purchase shares of capital stock of, or other equity interests in, any PB Company (or entered into any agreement, arrangement or other understanding to do the same) or directly or indirectly purchased, redeemed, retired or otherwise acquired any shares of capital stock of, or other equity interests in, any PB Company or other securities convertible into, exchangeable for or conferring the right to purchase shares of capital stock of, or other equity interest in, any PB Company (or entered into any agreement, arrangement or other understanding to do the same);

          (xiv) since July 29, 2002, (i) loaned or advanced money or other property, or modified or amended the terms of any loan or advance, to any present or former director, officer, employee or consultant of any of the PB Companies, other than advances for travel or other business-related expenses in the ordinary course of business, (ii) established, adopted, entered into, amended or terminated any employee benefit arrangement or collective bargaining agreement (other than as may be required by the terms of an existing employee benefit arrangement or collective bargaining agreement, or as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code), or (iii) granted any equity or equity-based awards to any present or former director, officer, employee or consultant of any of the PB Companies; or

          (xv) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

     3.6 Internal Accounting Controls. (a) The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of September 30, 2003 (such date, the "Evaluation Date"). Since the Evaluation Date, there have been no significant changes in the Company's internal controls over financial reporting or, to the Company's knowledge, in other factors that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has made available to Investor complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

     (b) Since November 1, 2001 and, to the knowledge of the Company, from January 1, 2001 through November 1, 2001, (i) none of the PB Companies nor, to the knowledge of



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the Company, any director, officer, employee, auditor, accountant or representative of the PB Companies, has received or otherwise had or obtained knowledge of any written or material unwritten complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any PB Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim of any type that any PB Company has engaged in improper or illegal accounting or auditing practices and (ii) no attorney representing any PB Company, whether or not employed by such PB Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by such PB Company or any of its officers, directors, employees or agents to the Company or the Board of Directors or any committee thereof or to any director or officer of the Company. Since August 1, 2001 and, to the knowledge of the Company, from January 1, 2001 through July 31, 2001, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, general counsel or the Company's Board of Directors or any committee thereof.

     3.7 Title to Assets. (a) (i) The PB Companies do not own any real property. The Disclosure Letter sets forth all leases, subleases and other occupancy agreements, together with any amendments, modifications and supplements thereto, for any real property to which the relevant PB Company is a party as lessee (the "Lease Agreements"), setting forth, in the case of any such lease, the location and use of such real property. Except in each case as would not be reasonably expected to interfere in any material respect with the current use of such real property, the relevant PB Company has a good, valid and binding leasehold interest in the property that is the subject of the Lease Agreements that shall continue in full force and effect following the consummation of the transactions contemplated hereby, all the aforementioned leased property (collectively, the "Leased Real Property") being free and clear of all Encumbrances, except for Permitted Encumbrances.

          (ii) The Company has provided Investor with a true and complete copy of each Lease Agreement. Each Lease Agreement is legally enforceable against the respective parties thereto, and all rent and other material sums and charges payable thereunder are current. No PB Company is in default under any lease under which it is the lessee of real property, except for such defaults which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect. No PB Company has received any notice from the other party to any Lease Agreement of the termination thereof.

     (b) Each PB Company has good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Encumbrances, except for Encumbrances related to obligations reflected in financial statements of the Company included in the SEC Reports or for Encumbrances that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company.

     3.8 Insurance. The PB Companies have insurance coverage under policies that: (a) are with insurance companies reasonably believed by the Company to be financially sound and reputable; (b) are in full force and effect and will continue to be in full force and effect immediately following the Closing; (c) are sufficient for compliance by them with all requirements of Law and of all Material Agreements to which they are party; (d) are valid and outstanding policies enforceable against the insurer; and (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar properties, and provide adequate insurance coverage in accordance with industry practices for their businesses and Assets.

     3.9 Material Agreements. (a) Except for the Transaction Documents or agreements that are specifically identified in, or included as exhibits to, the Covered SEC Reports, the Company is not a party to:

          (i) any collective bargaining agreement;

          (ii) any partnership, joint venture or other similar Contract;

          (iii) any Contract relating to (1) the acquisition of any business or a substantial portion of the assets of any business or (2) the disposition of all or a substantial portion of the assets of such PB Company (whether by merger, sale of stock, sale of assets or otherwise);

          (iv) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), including any pledge, guarantee, security agreement, mortgage or similar Encumbrance;

          (v) any Contract with any director, officer or key employee or Affiliate of the PB Companies;

          (vi) any Contract that would prevent or restrict the timely declaration or payment of any dividends due on the Series A Stock or the Series B Stock; or

          (vii) any other written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC under the applicable rules and regulations of the SEC (each Contract required to be disclosed pursuant to clauses (i) through (vii) of this Section 3.9(a) and each other Contract that is material to the Company, collectively, the "Material Agreements").

     (b) With respect to each Material Agreement, the PB Companies have in all material respects performed all the obligations required to be performed by them to date thereunder, have received no notice of default and are not in default thereunder, the result of which would, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

     3.10 Litigation; Disputes. There is no action, suit, claim, case, action, litigation, known investigation, arbitration, alternate dispute resolution proceeding or other proceeding ("Action") or judgment, injunction, decree, order, award, settlement or stipulation rendered by or subject to any Governmental Authority ("Order"), pending or, to the knowledge of the Company, threatened against or involving any PB Company or any of its properties or assets, which, if determined adversely, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against any PB Company that would, individually or in the aggregate, reasonably be expected to result in liability to the PB Companies in excess of $1,000,000 or would impair or interfere in any material respect with the conduct of the business of the PB Companies.

     3.11 Intellectual Property.

     (a) The Disclosure Letter contains a true and complete list of the patents, trademarks, trade names, service marks, federally registered copyrights, domain names and applications therefor owned by each PB Company. Each PB Company owns all right, title and interest in and to, or possesses the valid and enforceable rights to use, free and clear of all Encumbrances, all intellectual property owned or used by it including, but not limited to, all United States and foreign patents and applications therefore, trademarks, trade names, service marks, copyrights, know-how, and trade secrets (the "Intellectual Property Rights"), whether or not disclosed in the Disclosure Letter. None of the registered intellectual property included in the Intellectual Property Rights has expired, been cancelled or abandoned.

     (b) No PB Company has received any communications alleging (and is not aware of any facts that could reasonably be expected to lead to an allegation) that any PB Company does not have valid (ownership or license) title to the Intellectual Property Rights, and no Action is pending or outstanding, or to the knowledge of the Company, is threatened or imminent, that seeks to cancel, limit or challenge the validity, enforceability, ownership or use of any of the Intellectual Property Rights.

     (c) The Intellectual Property Rights and the use thereof by the PB Companies does not infringe, impair, misappropriate, dilute or otherwise violate ("Infringe") any patents, trademarks, trade names, service marks, copyrights or other intellectual property of others and to the knowledge of the PB Companies, the Intellectual Property Rights are not being infringed by others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Intellectual Property Rights.

     (d) Each PB Company has taken appropriate steps to protect and maintain its (i) trade secrets as such, except in cases where it has elected to rely on patent or copyright protection in lieu of trade secret protection and (ii) other Intellectual Property Rights (including, where appropriate, by requiring their current and former employees, contractors and agents to assign to the Company all of their right, title and interest in any Intellectual Property Rights except where the failure to do so would not, individually or in the aggregate, reasonably be expected to impair in any material respect such Intellectual Property Rights). No PB Company has licensed any person or entity to use the Intellectual Property Rights, other than non-exclusive licenses to customers in the ordinary course of business. No PB Company has knowledge of the Infringement of any Intellectual Property Rights by any other person or entity.

     3.12 Employees. With respect to its employees, each PB Company is and has been since January 1, 2002 in substantial compliance with all applicable Laws governing employment and employment practices, terms and conditions of employment and wages and hours, including the Family and Medical Leave Act, laws governing labor relations, and any such laws respecting employment discrimination, and no PB Company has engaged in any unfair labor practice. There is no unfair labor practice charge, litigation, arbitration proceedings, governmental investigation, citation or action of any kind pending or, to the knowledge of the Company, proposed or threatened against it relating to employment, employment practices, terms and conditions of employment or wages and hours. No PB Company has any collective bargaining relationship or duty to bargain with any labor union or organization, and no PB Company has recognized any labor union or organization as the collective bargaining representative of any of its employees nor, to the knowledge of the Company, has there been any union organizing action during the past year with respect to any PB Company.

     3.13 Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

          (i) each PB Company complies with all applicable Environmental Laws and has not violated any such laws, and possesses and complies with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and is in compliance with all terms and conditions of any such permit, license or approval and has not violated any such permit, license or approval;

          (ii) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company, threatened against any PB Company under any Environmental Law;

          (iii) none of the PB Companies have entered into any consent decree or other agreement with any Governmental Authority under any Environmental Law, and none of the PB Companies are subject to any outstanding judgment, decree, order or similar requirement relating to compliance with any Environmental Law or to Hazardous Substances;

          (iv) to the knowledge of the Company, no real property currently or formerly owned, operated or leased by any PB Company has been impacted by any release or threatened release of any Hazardous Substance;

          (v) no Lien has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by any PB Company;

          (vi) no PB Company has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable state law; and

          (vii) no property or facility of any PB Company is listed or proposed for listing on the National Priorities List under CERCLA or in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any Governmental Authority.

     3.14 Employee Benefit Plans.

     (a) The Disclosure Letter lists a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Purchase Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of each PB Company (the "PB Companies Employees") has any present or future right to benefits and which are contributed to, sponsored by or maintained by any PB Company or (ii) any PB Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "PB Companies Plans."

     (b) With respect to each PB Companies Plan, the Company has provided to Investor a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by any PB Company to the PB Companies Employees concerning the extent of the benefits provided under a PB Companies Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the PB Companies Plans at any time within the twelve months immediately following the date hereof, and (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

     (c) (i) Each PB Companies Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each PB Companies Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and to the knowledge of the Company no condition exists that would subject any PB Company, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the
Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each PB Companies Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no "reportable event" (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in liability, no "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any PB Companies Plan; (vi) there is no present intention that any PB Companies Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any PB Companies Plan at any time within the twelve months immediately following the date hereof; and (v) no PB Companies Plan provides retiree welfare benefits and no PB Company has any obligations to provide any retiree welfare benefits other than as required pursuant to Section 4980B of the Code or other applicable law.

     (d) No PB Companies Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and no PB Company, nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

     (e) With respect to any PB Companies Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any PB Companies Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

     (f) No PB Companies Plan exists that, as a result of the execution of this Purchase Agreement or the transactions contemplated by this Purchase Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) the payment to any PB Companies Employee of any money or other property, (ii) the provision of any benefits or other rights of any PB Companies Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any PB Companies Employee, whether or not any such payment, right or benefit would constitute a "parachute payment" within the meaning of Section 280G of the Code.

     3.15 Taxes. Each of the PB Companies has made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all Taxes and other governmental assessments and charges that are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and only to the extent that the PB Companies have set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes. No claim for unpaid Taxes has become a Lien against the property of the PB Companies or is being asserted against the PB Companies. No audit or other action by any Governmental Authority has commenced and no notification has been given in writing to the PB Companies that such an audit or other action is pending or threatened with respect to any Taxes due from or with respect to the PB Companies or any Tax return filed by or with respect to the PB Companies. No assessment of Tax has been proposed in writing to the PB Companies against the PB Companies or any of their assets or properties. None of the PB Companies is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar contract with a party that is not a member of the affiliated group of which the Company is the common parent. None of the PB Companies (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any of its subsidiaries) filing a consolidated federal income Tax return or (ii) has any liability for the Taxes of any Person (other than the affiliated group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by contract or otherwise. Each of the PB Companies has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting requirements, in connection with amounts paid or owing to any employee of the Company, creditor, independent contractor or other third party.

         As used herein, "Taxes" shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, privilege, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority. As used herein, "Tax return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     3.16 Transactions With Affiliates. Except as specifically identified in the Covered SEC Reports and except for routine compensation to officers, directors, or employees in accordance with policies duly adopted by the Company's Board of Directors, none of the Affiliates, officers, directors, or employees of any PB Company is presently a party to any transaction with any PB Company, including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate, officer, director or employee or, to the knowledge of the Company, any person in which any such Affiliate, officer, director, or employee has a substantial interest or is an Affiliate, officer, director, trustee or partner.

     3.17 Investment Company. The Company is not, and after giving effect to the offering and sale of the Securities hereunder and the application of the proceeds thereof as described in this Purchase Agreement will not be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

     3.18 Compliance with Law; Approvals. The business of each PB Company has been and is presently being conducted in all material respects in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances. Each PB Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.19 Status of Shares. When issued in accordance with this Purchase Agreement, the Series A Stock and Warrants to be issued to Investor will be duly authorized by all necessary corporate action on the part of the Company, and will be validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all Encumbrances except as expressly set forth in the Designation of Preferences, the Warrant or the Securityholders Agreement. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized by all necessary corporate action on the part of the Company and such shares of Common Stock have been validly reserved for issuance, and when issued upon exercise in accordance with the Warrant will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all Encumbrances except for restrictions on transfer under applicable federal and state securities laws and except as provided in the Securityholders Agreement.

     3.20 Offering of Shares. Assuming the accuracy of the representations and warranties of the Investor set forth in Article 4 hereof, the offer and sale of the Series A Stock and Warrants to Investor is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company nor anyone acting on its behalf has taken or will take any action (including any offering of any securities of the Company under circumstances that would require the integration of such offering with the offering of the Series A Stock and Warrants under the Securities Act and the rules and regulations of the Commission thereunder) that would subject the offering, issuance and sale of the Series A Stock and Warrants to the registration requirements of the Securities Act.

     3.21 Receivables. The receivables of each of the PB Companies that are reflected in the latest financial statements of the Company included in the SEC Reports, and all such receivables which have arisen since the date thereof, have arisen only from bona fide transactions in the ordinary course of business. To the Company's knowledge, there are no facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor (if any) set forth in the latest financial statements of the Company included in the SEC Reports. To the Company's knowledge, there has not been any material adverse change in the collectability of such receivables since the date of latest financial statements of the Company included in the SEC Reports.

     3.22 Territorial or Other Restrictions. None of the PB Companies (or their Affiliates) are or will be restricted by any Contract with any other Person from carrying on its business or otherwise limiting its ability to compete in any line of business anywhere in the world.

     3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series B Stock present at the meeting called therefor and entitled to vote thereon, voting as a single class (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary, whether under applicable Law, the rules and regulations of the Nasdaq National Market or the Nasdaq Small Cap Market, or otherwise, to approve the Transaction Documents and the transactions contemplated thereby, including the issuance and terms of the Series A Stock and the Warrants.

     3.24 Takeover Laws; Rights Plan. No "moratorium", "control share", "fair price" or other antitakeover laws and regulations, including Tennessee Business Corporation Act ("TBCN") ss.ss.48-103-101 to 48-103-113, ss.ss.48-103-201 to 48-103-209, ss.ss.48-103-301 to 48-103-312,
ss.ss.48-103-401 to 48-103-406 and ss.ss.48-103-501 to 48-103-505, apply to the Transaction

Documents and the transactions contemplated thereby. As of the date of this Purchase Agreement, the Company does not have any shareholder rights plan in effect.

     3.25 Proxy Statement. None of the information supplied by the Company for inclusion or incorporation by reference in the proxy statement for use relating to the approval by the shareholders of the Company of the Transaction Documents and the transactions contemplated thereby (including the issuance and terms of the Series A Stock and the Warrants) (the "Proxy Statement"), will, at the date it is first mailed to the Company's shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Investor specifically for inclusion or incorporation by reference in the Proxy Statement.

     3.26 Nasdaq Small Cap Market. The Common Stock is registered pursuant to
Section 12(b) of the Exchange Act and is listed on the Nasdaq Small Cap Market ("Nasdaq"), and, except as contemplated by this Purchase Agreement, the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq, nor has the Company received any notification that the SEC or the NASD, Inc. is contemplating terminating such registration or listing.

     3.27 No Manipulation of Stock. The Company has not taken, in violation of applicable Law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

     3.28 General Solicitation; No Integration. Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Series A Stock and the Warrants. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Series A Stock and Warrants sold pursuant to this Purchase Agreement.

     3.29 Regulated Entity. The business operations of the PB Companies are not subject to regulation by any foreign, federal, state or local regulatory agency or body or similar Governmental Authority except as set forth in the Disclosure Letter.

     3.30 Opinion of Financial Advisor. The Company has received the opinion of Raymond James & Associates, Inc., dated the date hereof, to the effect that the consideration to be paid to the Company for the Series A Stock and the Warrants is fair to the Company from a financial point of view. An executed copy of such opinion will be delivered to Investor promptly after it becomes available.

     3.31 Finders; Brokers. Other than Raymond James & Associates, Inc., whose fees shall be paid by the Company, no broker, finder or investment bank, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Purchase Agreement based upon arrangements made by or on behalf of any PB Company. A true and complete copy of the engagement letter between the Company and Raymond James & Associates, Inc. has been previously provided to Investor.

     3.32 Disclosure. No representation or warranty by the Company in this Purchase Agreement or any Transaction Document contains any untrue or misleading statement of a material fact or omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF INVESTOR

     Investor hereby represents and warrants to the Company as to itself as follows:

     4.1 Organization and Standing. Investor is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and has the full and unrestricted power and authority to carry on its business as currently conducted, to enter into this Purchase Agreement and to carry out the transactions contemplated hereby.

     4.2 Authorization. The execution, delivery and performance by Investor of this Purchase Agreement and all other Transaction Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation by Investor of the transactions contemplated hereby and thereby has been duly authorized, (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or violate any provision of, any term or provision of Investor's governing documents or (b) conflict with, or result in any breach of, or constitute a default under, any material agreement to which Investor is a party or by which Investor is bound. No other corporate or shareholder action is necessary for Investor to enter into this Purchase Agreement and all other Transaction Documents contemplated hereby and to consummate the transactions contemplated hereby and thereby.

     4.3 Binding Obligation. This Purchase Agreement constitutes a valid and binding obligation of Investor, enforceable in accordance with its terms. Each Transaction Document to be executed by Investor pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Investor, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity.

     4.4 Financing. Investor will have on the Closing Date the funds necessary to pay the Purchase Price on the terms contemplated by this Purchase Agreement.

     4.5 No Registration Under the Securities Act. Investor understands that the Series A Stock and the Warrants to be purchased by it pursuant to the terms of this Purchase Agreement and the Common Stock of the Company for which the Warrants are exercisable have not been registered under the Securities Act or any state securities law and will be issued, in reliance upon exemptions contained in the Securities Act or interpretations thereof and in the applicable state securities laws, and cannot be offered for sale, sold or otherwise transferred unless the Series A Stock or Warrants being acquired hereunder or the Common Stock of the Company for which the Warrants are exercisable subsequently are so registered or qualify for exemption from registration under the Securities Act.

     4.6 Acquisition for Investment. The Series A Stock and the Warrants are being acquired under this Purchase Agreement by Investor in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. The Series A Stock, the Warrants and the Common Stock issuable upon exercise of the Warrants will not be offered for sale, sold or otherwise transferred by Investor without either registration or exemption from registration under the Securities Act and any applicable state securities laws.

     4.7 Evaluation of Merits and Risks of Investment. Investor has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Series A Stock and Warrants being acquired hereunder. Investor is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. Investor understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Series A Stock and Warrants for an indefinite period of time, inasmuch as the Series A Stock and Warrants have not been registered under the Securities Act).

     4.8 Additional Information. Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the accuracy of the information contained herein.

     4.9 Legend.

     (a) The certificates evidencing the Series A Stock and the Common Stock issuable upon exercise of the Warrants will bear a legend substantially similar to the following:

          The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") or state securities laws and cannot be offered, sold or otherwise transferred in the absence of registration or the availability of an exemption from registration under the Act and regulations promulgated thereunder and applicable state securities laws.

     (b) The warrant agreement evidencing the Warrants will bear a legend substantially similar to the following:

          This warrant has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered, sold or otherwise transferred, pledged or hypothecated, nor will any assignee or endorsee hereof be recognized as an owner or holder hereof by the Company for any purpose in the absence of registration or the availability of an exemption from registration under the Act and regulations promulgated thereunder and applicable state securities laws.

     4.10 Proxy Statement. None of the information supplied in writing by Investor for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.11 No Manipulation of Stock. Investor has not taken, in violation of applicable Law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

5.       COVENANTS

     5.1 Interim Operation of the Business. Except as otherwise contemplated by this Purchase Agreement, the Company covenants that until the earlier of the termination of this Purchase Agreement and the Closing, it will, and it will cause the PB Companies to, conduct its business and its operations only in the ordinary course of business and will use, and will cause the PB Companies to use, reasonable best efforts to continue, in a manner consistent with the past practices, to maintain and preserve intact its business and to keep available the services of its present officers and significant employees and to maintain its ordinary and customary relationships with its suppliers, customers and others having business relationships with it with a view toward preserving the business, the assets used therein and the goodwill associated therewith. Without limiting the generality of the foregoing, until the earlier of the termination of this Purchase Agreement and the Closing, the Company shall not, and shall cause the PB Companies not to, without the prior written approval of Investor, take any of the following actions:

     (a) enter into any direct or indirect transaction with an Affiliate of the Company or a family member or an Affiliate thereof or any entity in which an Affiliate has an interest as a director, officer, or greater than 5% shareholder (including the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement);

     (b) (A) remove the chief executive officer or president (or, if there are no officers with such titles, the officers whose responsibility is executive oversight of the operations of any PB Company) or any executive vice president, or appoint any Person to fill a vacancy in any such office, (B) approve any new, or terminate or modify any existing (x) executive, officer and director compensation plans or agreements or (y) other employee compensation or benefit plan, agreement or arrangement, including any stock option plan, (C) increase the compensation of any present or former director, officer or employee of any PB Company (except as required by applicable law), (D) grant any severance or termination pay to any present or former officer or employee of any PB Company, (E) loan or advance any money or other property to any officer of any PB Company (other than loans or advances for payment of business expenses in the ordinary course of business), or (F) grant any equity or equity-based awards, including any stock options;

     (c) change the number of directors or the composition or structure of the Board or any Board committee or establish any Board committees and appointments thereto;

     (d) increase or decrease the total number of authorized or issued shares of capital stock;

     (e) authorize, create (by way of reclassification or otherwise) or issue any equity securities of the Company, including the Common Stock or any other voting securities of the Company;

     (f) (A) merge or consolidate with or into any other Person, or acquire another Person, whether in a single transaction or series of related transactions or (B) enter into or approve any proposed transaction or series of related transactions involving a Change of Control Transaction;

     (g) redeem, acquire or otherwise purchase any share of capital stock of any PB Company, unless, in the case of any Preferred Stock, such redemption, acquisition or purchase is required by the terms of such Preferred Stock;

     (h) sell or issue any PB Companies' securities to any third party (other than the Company or any other wholly owned subsidiary of the Company);

     (i) amend, repeal or alter the Company's Amended and Restated Charter or Amended and Restated Bylaws;

     (j) sell or transfer any of the PB Companies' technology or other Intellectual Property Rights to any other Person, other than in the ordinary course of business;

     (k) sell, transfer, license, sublicense, lease, rent or otherwise dispose of or encumber any of the properties or Assets of any PB Company, other than in the ordinary course of business;

     (l) cancel any Debts or waive any material claims or rights pertaining to any PB Company, except in the ordinary course of business;

     (m) enter into, amend or terminate any Material Agreement or waive or assign any material right thereunder except in the ordinary course of business;

     (n) except as may be required as a result of a change in Law or in generally accepted accounting principles, including GAAP, change in any material respect any accounting, financial reporting, inventory, or credit allowance principle, practice, method or policy used by the PB Companies;

     (o) compromise or settle any lawsuit or claim (including any lawsuit or claim involving as a party any Governmental Authority) if such settlement involves (i) aggregate payments by any PB Company in respect of all such lawsuits or claims after the Closing (or forgiveness of amounts payable to any PB Company) in excess of $100,000 or (ii) any material effect on the conduct of the Company's business or operations;

     (p) fail to pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business;

     (q) fail to maintain in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

     (r) fail to file any Tax return when due (or, alternatively, fail to file for any available extension) or fail to cause such Tax returns when filed to be complete and accurate in all material respects; or

     (s) enter into any arrangement or contract to do any of the foregoing.

     5.2 Certain Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Purchase Agreement and the
Closing:

     (a) General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Purchase Agreement including satisfaction, but not waiver, of the Closing conditions set forth in Articles 6 and 7.

     (b) Notices and Consents. The Company will give any notices to third parties and Governmental Authorities and shall use commercially reasonable efforts to obtain any third party consents that the Investor may reasonably request, which shall include those set forth on Annex A hereto. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any required authorizations, consents, and approvals of any Governmental Authority.

     (c) Operation of Business. Without the written consent of Investor, and without limiting Section 5.1, the Company shall not engage in any practice, take any action, or enter into any material transaction which is outside the ordinary course of business or that could reasonably be expected to cause the representations and warranties contained in Section 3 to cease to be true and correct in all material respects.

     (d) Access. The Company shall, and shall cause the officers, employees, agents and advisors to any of the PB Companies to, permit Investor and the officers, employees, agents and advisors of Investor to have complete access at reasonable times to such officers, employees and agents and advisors of any of the PB Companies, and to their business, assets, premises, properties, and personnel and to the financial statements, books and records and other contracts and documents of or pertaining to the PB Companies, and shall furnish Investor such financial, operating and other data and information as Investor may reasonably request. The Company shall coordinate such access through its Chief Financial Officer or other designated officer.

     (e) Notice of Developments. The Company will give prompt written notice to the Investor of any development causing a breach of any of the representations and warranties in Section 3. Investor shall give prompt written notice to the Company of any development causing a breach of any of its representations and warranties in Section 4. No disclosure by any Party pursuant to this Section 5.2(e), however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, unless the other party consents in writing to the incorporation of such amendment or supplement or disclosure by consummating the transactions contemplated hereby.

     (f) Proxy Statement and Special Meeting. Promptly following the date of this Purchase Agreement and in no event later than five Business Days thereafter, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared with the SEC and mailed to its shareholders as promptly as practicable after such filing. The Company shall provide Investor with a reasonable opportunity to review the draft Proxy Statement and any amendment or supplement thereto before it is filed with the SEC and shall give reasonable and good faith consideration to including any comments from Investor on such drafts. The Company shall duly call, give notice of and convene the Special Meeting as promptly as practicable after the date hereof, but in any event on or before January 31, 2004, and shall take all lawful action to solicit and obtain the Stockholder Approval. Such solicitation shall include the recommendation of the Board of Directors in favor of the Stockholder Approval. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section. Without limiting the generality of the foregoing, subject to the Company's rights pursuant to Sections 5.8(b) and 9.1(f), the Company agrees that its obligations under this Section 5.2(f) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal (as defined in Section 5.8).

     (g) Cooperation. As promptly as practicable following the date of this Purchase Agreement, the Company shall file with the Nasdaq Stock Market or the NASD, as applicable, a supplemental listing application with the Nasdaq Stock Market for the quotation of the shares of Common Stock to be issued upon the exercise of the Warrant and a request for approval of the terms of the transactions contemplated by the Transaction Documents, and shall use its reasonable best efforts to cause such shares to be approved for quotation, subject to official notice of issuance, and to cause such approval to be obtained, in each case as promptly as practicable. The Company shall provide Investor with advance drafts of all such filings, applications and requests and all other filings, submissions or communications to such self-regulatory organizations and any other Governmental Authority, including the SEC, in connection with the transactions contemplated hereby, and shall provide Investor with a reasonable opportunity to review such submissions and comment thereon prior to their filing. The Company shall promptly provide Investor with copies of any written, or shall notify Investor of any oral, communications it shall receive from the NASD, the Nasdaq Stock Market, the SEC or any other Governmental Authority in connection with the transactions contemplated hereby or otherwise.

     5.3 Board of Directors. Prior to the Closing the Company will take all actions necessary to cause the Board of Directors at the Closing to consist of seven (7) directors. Three of the directors shall be Henry M. Baroco, David B. Ingram and Glenn W. Sturm.

     5.4 Use of Proceeds. The Company will use the Purchase Price (i) first to repay Senior Bank Debt at Closing such that immediately following Closing, and after giving effect to the initial use of proceeds, such funded Senior Bank Debt shall be not more than $10 million and (ii) thereafter for general working capital.

     5.5 Filing of Form 8-K; Press Releases. On or before the fifth (5th) Business Day following the date hereof, the Company shall file a Form 8-K with the SEC (the "Initial 8-K") describing the terms of the transactions contemplated by the Transaction Documents, which shall be mutually acceptable to Investor and the Company. The Company shall file a press release or other announcement of this Purchase Agreement or the transactions contemplated hereby, mutually acceptable to Investor and the Company, concurrently with the filing of the Initial 8-K with the SEC. On or before the fifth (5th) Business Day following the Closing Date, the Company shall file a Form 8-K with the SEC describing the transaction consummated on such date.

     5.6 Directors' and Officers' Indemnification and Insurance.

     (a) Company and Investor agree that all rights to indemnification now existing in favor of any current or former director or officer of the Company as provided in the Company's charter or bylaws or in a written agreement between any such Person and the Company in effect on the date hereof shall continue in full force and effect until the expiration of all applicable statutes of limitation. Company and Investor also agree that Company shall indemnify all current and former directors and officers of the Company to the fullest extent the Company would be permitted by Tennessee law to indemnify them with respect to all acts and omissions arising out of such individuals' service as officers or directors of the Company or any of its subsidiaries or as trustees, fiduciaries or administrators of any plan for the benefit of employees occurring prior to the Closing Date.

     (b) Company and Investor agree that the Company shall cause to be maintained in effect for not less than six years from the Closing Date the current policies of directors' and officers' liability insurance maintained by the Company to the extent that it provides coverage for events occurring prior to the Closing Date.

     5.7 Employee Benefits. (a) For not less than 180 days from the Closing Date unless otherwise approved by a majority of the Continuing Directors or their successors or as required by Law, the Investor shall not directly or indirectly cause the Company to cease to (i) provide to the employees of the Company at the Closing Date who continue to be employed by the Company following the Closing Date employee benefits under employee benefit plans that are in the aggregate no less favorable than those provided to such Persons on the date of this Purchase Agreement (excluding equity and equity-based compensation), and (ii) maintain the employment, job title and function, and base salary on the date of this Purchase Agreement of the executive officers of the Company listed in the Disclosure Letter; provided, however, that the foregoing shall not be intended to preclude any action that any directors nominated by Investor may take in carrying out their fiduciary duties to the Company and its shareholders. For the purposes of the preceding sentence, the Chief Executive Officer is deemed not affiliated with Investor. Lightyear agrees that any of the Continuing Directors or their successors shall have the right to enforce, on behalf of the employees of the Company, this Section 5.7(a) as it relates to such employees.

     (b) The Board of Directors shall take no action which would cause any Stock Options to be vested in respect of any PB Companies Plans in connection with the transactions contemplated hereby.

     (c) Further, the Board will negotiate in good faith with the current Chief Executive Officer for a definitive employment agreement for an additional multi-year term.

     5.8 Alternative Proposals.

     (a) From the date hereof through Closing, without limiting any of its other obligations under this Purchase Agreement, the Company agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including an offer to shareholders of the Company) for, or a transaction with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries, (ii) any purchase or sale of all or any significant portion of the assets or 10% or more of the voting securities of it or any of its subsidiaries or (iii) any other transaction that constitutes a "Capital Event" as defined in the Company Credit Agreement (in each case other than the transactions contemplated hereby) (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"). The Company further agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person (other than Investor) relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal, or (B) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Alternative Proposal by any such Person, if and only to the extent that, in the case of the actions referred to in clause (B), (i) the Special Meeting shall not have occurred, (ii) the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal advisors, that (x) such Alternative Proposal would be reasonably likely to result in a Superior Proposal and (y) as a result of such Alternative Proposal, such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law, and (iii) prior to providing any information or data to any Person in connection with an

Alternative Proposal by any such Person, the Board of Directors of the Company receives from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement with the Investor. In the event an Alternative Proposal is made, the Board of Directors of the Company shall promptly notify Investor of receipt of such proposal, together with the name of such Person and the material terms and conditions of any proposals or offers. The Company agrees that it will keep Investor informed, on a current basis, of the general status and terms of any such proposals or offers and the general status of any such discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal or similar transaction or arrangement. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.8 of the obligations undertaken in this
Section 5.8. Nothing in this Section 5.8 shall (x) permit the Company to terminate this Purchase Agreement (except as specifically provided in Article 9 hereof) or (y) affect any other obligation of the Company under this Purchase Agreement.

     (b) Notwithstanding anything in this Purchase Agreement to the contrary, the Company's Board of Directors shall be permitted at any time prior to the Closing to withdraw, amend or modify its recommendation in respect of the transactions contemplated hereunder, if and only to the extent that, in any such case, (x) the Company shall have received an unsolicited bona fide written Alternative Proposal from a third party and the Company's Board of Directors concludes in good faith on the basis of the advice of its financial advisors and outside legal counsel (A) that such Alternative Proposal constitutes a Superior Proposal and (B) that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable Law,
(y) the Company has complied in all material respects with Section 5.8(a), and
(z) the Company shall have notified Investor of such Superior Proposal at least 72 hours in advance of its intention to effect such withdrawal, amendment or modification (which 72-hour period shall be contemporaneous with that provided for in Section 9.1(f)(i) if such notice includes a notice of termination contemplated by such Section).

     (c) As used in this Purchase Agreement, "Superior Proposal" means a bona fide written Alternative Proposal made by a Person other than Investor, an Affiliate of Investor or any of the officers or directors of the Company or their Affiliates that the Company's Board of Directors concludes in good faith, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's shareholders, from a financial point of view, than the transactions contemplated by this Purchase Agreement, and (ii) is reasonably capable of being completed (provided that for purposes of this definition of "Superior Proposal," the term Alternative Proposal shall have the meaning assigned to such term in this Section 5.8, except that (w) the reference to "10% or more" in the definition of "Alternative Proposal" shall be deemed to be a reference to "a majority", (x) "Alternative Proposal" shall only be deemed to refer to a transaction involving voting securities of the Company (and not its subsidiaries), (y) the reference to "assets" shall refer to the assets of the Company and its subsidiaries, taken as a whole, and not the assets of any of the subsidiaries alone and (z) clause (iii) of such definition shall be disregarded with the exception of any Capital Event that shall result in the transfer of beneficial ownership of 30% or less of the Company's capital stock (or securities convertible thereinto or exercisable or exchangeable therefor)).

     5.9 Structuring Fees and Expenses. At Closing, the Company shall pay to Investor by wire transfer of immediately available funds (or at the option of Investor by offset against the Purchase Price): (a) a structuring fee in the amount of $700,000.00 (the "Structuring Fee"), paid in consideration of the structuring services rendered, which include, but are not limited to, financial advisory services, capital structure review, and corporate governance assessment; and (b) an amount equal to the out-of-pocket third party expenses of Investor which are documented, reasonable, and related to the transactions contemplated hereunder, in an amount not to exceed $500,000 (the "Reimbursed Expenses").

     5.10 Bylaws. At or prior to the Closing, the Board shall amend the Second Amended and Restated Bylaws of the Company substantially in the form of Exhibit E.

     5.11 Series B Stock. If so requested by Investor, on or prior to Closing, the Company shall cause all accrued and unpaid dividends on the Series B Stock to be paid in full.

     5.12 Resignation of Directors. Upon Closing, resignations of the Company's existing directors other than the Continuing Directors shall become effective

     5.13 No Shareholder Rights Plan. From the date hereof through the Closing Date, the Company will not adopt, approve, or agree to adopt a shareholder rights plan, or "Poison Pill".

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company under this Purchase Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, and failure of Investor to satisfy any such condition shall excuse and discharge all obligations of the Company to carry out the provisions of this Purchase Agreement, unless such failure is waived in writing by the
Company:

     6.1 Representations and Warranties. Each of the representations and warranties made by Investor in this Purchase Agreement or in any Transaction Document furnished by Investor pursuant to this Purchase Agreement shall be true and complete when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date and the Company shall have received a certificate signed by the President of Investor to such effect.

     6.2 Performance. Investor shall have performed and complied with each of the agreements, covenants and conditions required by this Purchase Agreement or any Transaction Document to be performed or complied with by it on or prior to the Closing Date and the Company shall have received a certificate signed by the President of Investor to such effect.

     6.3 Legal Proceedings. No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) that is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement, other than an action or proceeding instituted or threatened by the Company.

     6.4 Consents and Approvals. The Company shall have received on or prior to the Closing Date all consents, authorizations and approvals of governmental, and private parties, including the Stockholder Approval, which are required to be obtained in order to consummate the transactions contemplated hereby on or prior to the Closing Date.

     6.5 Filing. Articles of Amendment to the Company's Charter attaching the Designations of Preferences shall have been accepted for filing by the Secretary of State for the state of Tennessee.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INVESTOR

     The obligations of Investor under this Purchase Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Investor to carry out the provisions of this Purchase Agreement, unless such failure is waived in writing by Investor:

     7.1 Representations and Warranties. Each of the representations and warranties made by the Company in this Purchase Agreement and the statements contained on the Disclosure Letter and Exhibits attached hereto or in any Transaction Document shall be true and complete when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date and the Investor shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

     7.2 Performance. The Company shall have performed and complied with each of the agreements, covenants and conditions required by this Purchase Agreement to be performed or complied with prior to the Closing Date and the Investor shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

     7.3 Legal Proceedings. No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement other than an action or proceeding instituted or threatened by Investor.

     7.4 Consents and Approvals. The Company shall have received on or prior to the Closing Date all consents, authorizations and approvals of governmental and private third parties listed on Annex A hereto, including the Stockholder Approval.

     7.5 Material Adverse Effect. There shall not have occurred or become known to the Investor any events or changes that have had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, before or after giving effect to the transactions contemplated by the Transaction Documents.

     7.6 Filing. Articles of Amendment to the Company's Charter attaching the Designations of Preferences shall have been accepted for filing by the Secretary of State for the state of Tennessee.

     7.7 Replacement Credit Facility. On or prior to the Closing Date, the Company shall have (i) entered into a replacement credit facility with Bank of America or another lender reasonably acceptable to Investor substantially on the terms set forth in the term sheet attached hereto as Exhibit H, or, to the extent not specifically set forth in such term sheet, on such other terms as are reasonably acceptable to Investor, and that do not adversely affect Investor's rights in respect of the Series A Stock, the Warrant Agreement or the Warrant Shares and that do permit the payment by the Company of quarterly dividends in the maximum amount payable pursuant to the terms of the Series A Stock and Series B Stock and permit the Company pay to the holders of the Series B Stock any accrued and unpaid dividends on the Series B Stock, which as of the date of the Purchase Agreement was a total of $723,523, and (ii) made a borrowing under such facility in an amount sufficient to (A) repay any Senior Bank Debt then outstanding after application of the Purchase Price in accordance with Section 5.4 and (B) fund the payments due pursuant to Section 5.9.

     7.8 Listing of Shares. The shares of Common Stock issuable upon the exercise of the Warrants shall be authorized for listing on the Nasdaq Small Cap Market, subject to official notice of issuance.

     7.9 NASD Approval. The Company shall have received the approval of the NASD, Inc. under the Voting Rights Policy with respect to the transactions contemplated hereby.

     7.10 Company Credit Agreement. On or prior to the Closing Date, the Company shall have caused (i) the Senior Bank Debt to be repaid to the lenders under the Company Credit Agreement in full satisfaction and discharge of any and all amounts owed thereunder, (ii) the release and discharge of the Company from any further liability or obligation in respect of the Company Credit Agreement and (iii) termination of the Company Credit Agreement (and the release of any security interest in the Collateral (as such term is defined in the Company Credit Agreement).

8.       DELIVERIES AT SIGNING AND CLOSING

     8.1 Deliveries by the Company to the Investor at Signing. At the signing of this Purchase Agreement, the Company shall deliver to Investor the following:

     (a) an executed copy of this Purchase Agreement;

     (b) a certified copy of the resolutions adopted by the Board of Directors of the Company authorizing the transactions contemplated by this Purchase Agreement;

     (c) a certificate of existence as of a date not more than ten days prior to the date hereof issued by the Secretary of State of the state of Tennessee evidencing that the Company is in good standing under the laws of the State of Tennessee; and

     (d) certified copies of the charter and bylaws of the Company.

     8.2 Deliveries by Investor to the Company at Signing. At the signing of this Purchase Agreement, Investor shall deliver to Company the following:

     (a) an executed copy of this Purchase Agreement.

     8.3 Deliveries by the Company to Investor at the Closing. At the Closing, the Company shall deliver to Investor the following:

     (a) an executed stock certificate in definitive form registered in the name of Investor, representing the Series A Stock being purchased by it at the Closing pursuant hereto;

     (b) an executed warrant agreement in the form of Exhibit C in the name of Investor, representing the Warrants being purchased by it at the Closing pursuant hereto;

     (c) a certified copy of the resolutions adopted by the Board of Directors and the shareholders of the Company authorizing the transactions contemplated by this Purchase Agreement;

     (d) an opinion of Harwell Howard Hyne Gabbert & Manner, P.C., counsel for the Company, to the effect and substantially in the form of Exhibit D;

     (e) a certificate of existence as of a date not more than ten days prior to the Closing Date issued by the Secretary of State of the State of Tennessee evidencing that the Company is in good standing under the laws of the State of Tennessee;

     (f) certified copies of the charter, the Designations of Preferences and bylaws of the Company;

     (g) the Structuring Fee and the Reimbursed Expenses as set forth in
Section 5.9; and

     (h) an executed copy of the Securityholders Agreement.

     8.4 Deliveries by the Investor to the Company at the Closing. At the Closing, the Investor shall deliver to the Company the following:

     (a) a wire transfer of funds to an account designated by the Company in the amount of $20 million representing the purchase price for all shares of Series A Stock and Warrants purchased pursuant hereto;

     (b) good standing certificate for Investor as of a date not more than ten days prior to the Closing Date issued by the Secretary of State of the State of Delaware;

     (c) an executed copy of the Securityholders Agreement; and

     (d) an opinion of Simpson Thacher & Bartlett LLP, counsel for Investor, to the effect and substantially in the form of Exhibit F; provided, however, that the portion of such opinion relating to enforceability of the Securityholders Agreement may be delivered by Waller Lansden Dortch & Davis.

9.       TERMINATION

     9.1 Termination. This Purchase Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing, whether before or after approval by the shareholders of the Company:

     (a) by mutual written consent, duly authorized by the Investor and the Company;

     (b) by either the Company or Investor if (i) any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction of or by any court or other Governmental Authority of competent jurisdiction that makes the consummation of the transactions illegal shall be in effect and shall have become final and nonappealable; (ii) the Stockholder Approval shall not have been obtained at the Special Meeting or at any adjournment thereof; or (iii) the Closing shall not have occurred on or prior to the close of business on February 28, 2004, unless, in the case of any clause of this paragraph, such event has been caused by a breach of this Purchase Agreement by the party seeking such termination; provided, however, that in the event all conditions to Closing (other than those that by their terms cannot be satisfied until the Closing Date) shall be satisfied by such date, other than the condition set forth in Section 7.7 and the Company is not in breach of its obligations under Section 5.2(a), such date shall be extended until March 31, 2004;

     (c) by Investor, if before the Closing, the Board of Directors of the Company (i) has recommended an Alternative Proposal or failed to publicly announce its recommendation against an Alternative Proposal within five business days after the first public announcement of the Alternative Proposal or in any announcement or filing made with respect to an Alternative Proposal pursuant to rules promulgated pursuant to the Exchange Act; (ii) has withdrawn, modified or amended its approval or recommendation of the transactions contemplated hereby; (iii) has executed an agreement in principle or definitive agreement relating to an Alternative Proposal or similar business combination with a third party; (iv) has breached in any material respect any of its agreements set forth in Section 5.8; or (v) resolved to do any of the foregoing;

     (d) by Investor, if any of the Company's representations, warranties and covenants contained in this Purchase Agreement shall be materially inaccurate or breached as of the date of this Purchase Agreement, or shall have become materially inaccurate or breached as of a date subsequent to the date of this Purchase Agreement (as if made on such subsequent date) if, after written notice to the Company, the Company shall have failed to cure such breach within ten (10) business days;

     (e) by Company, if any of the Investor's representations, warranties and covenants contained in this Purchase Agreement shall be materially inaccurate or breached as of the date of this Purchase Agreement, or shall have become materially inaccurate or breached as of a date subsequent to the date of this Purchase Agreement (as if made on such subsequent date) if, after written notice to the Investor, the Investor shall have failed to cure such breach within ten (10) business days; or

     (f) by the Company (but only prior to the Special Meeting), if the Board of Directors of the Company shall have determined that an Alternative Proposal constitutes a Superior

Proposal pursuant to, and in accordance with, Section 5.8 hereof and shall have determined to approve such Superior Proposal; provided, however, that (i) the Company shall have provided to Investor 72 hours notice of its intention to terminate this Purchase Agreement pursuant to this Section 9.1(f) (which notice shall specify all material terms and conditions of, and identify the party making, the Superior Proposal), (ii) the Company has complied in all material respects with Section 5.8, (iii) the Superior Proposal is pending at the time of such termination, (iv) the Board of Directors shall have determined in good faith, after giving effect to all concessions and modifications which may be offered by Investor pursuant to clause (v) below, on the basis of the advice of its financial advisors and outside legal counsel, that such proposal is a Superior Proposal and that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable Law, (v) within the 72-hour period referred to in clause (i) above, the Company shall afford Investor the opportunity to modify the terms and conditions of this Purchase Agreement as would enable the Company and Investor to proceed with the transactions contemplated hereby and (vi) it shall be a condition precedent to the termination of this Purchase Agreement by the Company pursuant to this Section 9.1(f) that the Company shall have made the payment of the fee and expenses required by Section 9.3.

     9.2 Effect of Termination. In the event of termination of this Purchase Agreement by either Investor or the Company pursuant to the provisions of
Section 9.1, this Purchase Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Investor or their respective officers or directors hereunder (except for obligations in Section 9.3, which shall survive the termination). Except as set forth in Section 9.3, nothing in this Section 9.2 shall relieve any party hereto from liability for any material breach of any covenant or other agreement of such party contained in this Purchase Agreement.

     9.3 Company Termination Fee. If:

     (a) this Purchase Agreement is terminated pursuant to Sections 9.1(c) or
(f);
or

     (b) (x)(A) Investor or the Company terminates this Purchase Agreement pursuant to Section 9.1(b)(ii), (B) the Company terminates this Purchase Agreement pursuant to Section 9.1(b)(iii), or (C) Investor terminates this Purchase Agreement pursuant to Section 9.1(d) as a result of any action taken by or on behalf of the Company or its subsidiaries that causes any representation or warranty hereunder to be materially inaccurate or any covenant hereunder to be breached and in any of cases (A), (B) or (C) an Alternative Proposal shall have been made at any time after the date hereof and prior to the termination of this Purchase Agreement and (y) within 12 months after such termination, the Company enters into an agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated;

then the Company shall pay to Investor, (A) simultaneously with any termination by the Company contemplated by Section 9.3(a) and (B) within one business day following the earlier to occur of the entering into such agreement or the consummation described in clause (y) of Section 9.3(b), a fee, in cash, of $1,100,000 (the "Company Termination Fee"); provided, however, that the Company shall in no event be obligated to pay more than one such fee with respect to all such occurrences and such termination. The Company and Investor agree that any payment required to be made pursuant to this Section 9.3 shall represent liquidated damages and not a penalty for all costs, expenses, and damages (including opportunity costs) incurred by

Investor as a result hereof and shall be the exclusive remedy, when paid, for breach of any representation, warranty, covenant or agreement contained herein.

     9.4 Investor Termination Fee. If this Purchase Agreement is terminated:

     (a) by Investor for any reason other than pursuant to Sections 9.1(a),
(b), (c), (d) or (f), or

     (b) by the Company pursuant to Section 9.1(e) as a result of any action taken by or on behalf of the Investor following the date hereof with the purpose of causing any representation or warranty of Investor hereunder to be materially inaccurate or any covenant of Investor hereunder to be breached;

then Investor shall, provided the Company is not in breach of its representations or obligations under this Purchase Agreement, within one business day following the date of termination of this Purchase Agreement, pay or cause to be paid to the Company $500,000 (the "Investor Termination Fee") in cash. The Company and Investor agree that any payment required to be made pursuant to this Section 9.4 shall represent liquidated damages and not a penalty for all costs, expenses, and damages (including opportunity costs) incurred by the Company as a result hereof and shall be the exclusive remedy, when paid, for breach of any representation, warranty, covenant or agreement contained herein.

10.      MISCELLANEOUS

     10.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested by the other party hereto in order to fully effectuate the purposes, terms and conditions of this Purchase Agreement.

     10.2 Expenses. Except as set forth in Section 5.9, each party hereto shall pay its own expenses incident to this Purchase Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

     10.3 Assignment. Investor shall have the right to assign its rights and obligations under this Purchase Agreement, in whole or in part, to an Affiliate or to designate any Affiliate (to the extent permitted by Law) to receive directly the Series A Stock and Warrants to be purchased hereunder or to exercise any of the rights of Investor, or to perform any of its obligations. The Company shall not assign its rights and obligations under this Purchase Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Investor, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by the Company or Investor of its rights or obligations under this Purchase Agreement release the Company or Investor from their respective liabilities and obligations hereunder.

     10.4 Entire Agreement; Amendment. This Purchase Agreement, including the Disclosure Letter, the Exhibits and other Transaction Documents referred to herein or furnished pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Purchase Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

     10.5 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Purchase Agreement or under any other Transaction Documents furnished in connection with or pursuant to this Purchase Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     10.6 Severability. If any part of any provision of this Purchase Agreement or any other agreement or document given pursuant to or in connection with this Purchase Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Purchase Agreement.

     10.7 No Survival. None of the representations and warranties of the Company or Investor in this Purchase Agreement shall survive the Closing.

     10.8 Governing Law. This Purchase Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the state of Delaware.

     10.9 Jurisdiction; No Jury Trial. (a) Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts located in the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Purchase Agreement and the transactions contemplated hereby (and each of the parties agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Purchase Agreement or the transactions contemplated hereby in such federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     (b) Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Purchase Agreement and for any counterclaim therein.

     10.10 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Purchase Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          (i)        If to the Company:

                     Private Business, Inc.
                     9020 Overlook Boulevard, Suite 300
                     Brentwood, Tennessee  37027
                     Attention:  Henry M. Baroco
                     Facsimile:  (615) 565-3177

                     with a copy (which shall not constitute notice) to:

                     Harwell Howard Hyne Gabbert & Manner, P.C.
                     315 Deaderick Street, Suite 1800
                     Nashville, TN 37238-1800
                     Attention: Mark Manner
                     Facsimile:  (615) 251-1056

                     If to Investor:

                     The Lightyear Fund, L.P.
                     51 West 52nd, 23rd Floor
                     New York, New York 10019
                     Attention:  Bruce Rubin
                     Facsimile:  (212) 882-5757

                     with a copy (which shall not constitute notice) to:

                     Simpson Thacher & Bartlett LLP
                     425 Lexington Avenue
                     New York, New York 10017
                     Attention:  Caroline B. Gottschalk
                     Facsimile: (212) 455-2502

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be hand delivered, sent, mailed, faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     10.11 Headings. Section headings contained in this Purchase Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Purchase Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     10.12 Execution in Counterparts. To facilitate execution, this Purchase Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Purchase Agreement. It shall not be necessary in making proof of this Purchase Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     10.13 Binding Effect. Subject to any provisions hereof restricting assignment, this Purchase Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns. Whenever statements as to enforceability are made in this Purchase Agreement, it is acknowledged and agreed that such enforceability may be limited by insolvency, bankruptcy, moratorium, or similar laws, rules and regulations affecting creditors' rights generally and by general principles of equity.

     10.14 No Third-Party Beneficiaries. Nothing in this Purchase Agreement will be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Purchase Agreement or any provision hereof.

     10.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Purchase Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Purchase Agreement and to enforce specifically the terms and provisions of this Purchase Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Securities Purchase Agreement, or have caused this Amended and Restated Securities Purchase Agreement to be duly executed on their behalf, as of the day and year first above written.

                            PRIVATE BUSINESS, INC.


                            By:  /s/ Henry Baroco
                                 _______________________________________


                            Its: Chief Executive Officer
                                 _______________________________________




                            LIGHTYEAR PBI HOLDINGS, LLC


                            By:  /s/Bruce Rubin
                                 _______________________________________


                            Its: Manager
                                 _______________________________________




    [Signature Page to Amended and Restated Securities Purchase Agreement]

                                   EXHIBIT A
             TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
                         DATED AS OF DECEMBER 5, 2003
               AND AMENDED AND RESTATED AS OF DECEMBER 24, 2003



                                  DEFINITIONS

         "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by or is under common Control with, such specified Person, for so long as such Person remains so associated to the specified Person.

         "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including real and personal property.

         "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

         "Change of Control Transaction" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Board which occurs as follows:

                  (a) any "person" (as such term is used in section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing fifty percent (50%) or more of the total voting power of the Company's then outstanding stock (other than Investor);

                  (b) the Company's shareholders approve a plan of complete liquidation of the Company or an agreement for the sale, lease or other transfer by the Company of all or substantially all of the Company's assets (or any transaction having similar effect); or

                  (c) individuals who were the Board's nominees for election as Board members immediately prior to a meeting of the Shareholders of the Company involving a contest for the election of Board members shall not constitute a majority of the Board following the election.

         "Code" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Common Stock" means the common stock no par value, of the Company.

         "Company Credit Agreement" means the Company's credit agreement dated as of August 7, 1998 by and among the Company, Fleet National Bank and certain other Lenders, as amended by that certain Ninth Amendment to Credit Agreement dated as of April 11, 2003 including any amendment or any replacement thereof.

         "Continuing Directors" means the directors nominated for election to the Board by the Company and their successors, together with any Additional Company Directors (as defined in the Securityholders Agreement) added to the Board pursuant to Section 2.8 of the Securityholders Agreement and their successors. The initial Continuing Directors shall be Henry M. Baroco, David B. Ingram and Glenn W. Sturm.

         "Contract" means any contract, agreement, undertaking, indenture, note, bond, license, loan, instrument, lease, mortgage, commitment or other binding agreement, whether written or oral.

         "Control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).

         "Debt" means, as to any Person, all obligations for payment of principal, interest, penalties and collection costs thereof, with respect to money borrowed, incurred or assumed (including guarantees), and other similar obligations in the nature of a borrowing by which such Person will be obligated to pay.

         "Designations of Preferences" means the Designations of Preferences, Limitations, and Relative Rights of Series A Preferred Stock of Private Business, Inc. attached hereto as Exhibit B.

         "Disclosure Letter" means the disclosure letter delivered to the Investor at or prior to the execution of this Purchase Agreement.

         "Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

         "Environmental Claims" means any and all written or oral administrative, regulatory or judicial orders, actions, suits, complaints, demands, demand letters, claims, notices of responsibility, information requests, liens, notices of noncompliance or violation, investigations, proceedings or other communications by Person relating in any way to any Environmental Law.

         "Environmental Law" means any and all foreign, federal, state, local or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment binding on the Company relating to pollution or protection of the environment or health or safety or any chemical, material or substance, that is subject to regulation thereunder.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all laws promulgated pursuant thereto or in connection therewith.

         "Exhibit" means an exhibit attached to the Purchase Agreement.

         "GAAP" means Generally Accepted Accounting Principles in the United States.

         "Governmental Authority" means any federal, state, provincial, local or foreign court, government department, agency, board, commission, regulatory authority or other governmental body or instrumentality.

         "Hazardous Substance" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, molds, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, that are regulated pursuant to or could give rise to liability under any Environmental Law.

         "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including awards of any arbitrator), judgments and decrees applicable to the specified Persons or entities and to the businesses and Assets thereof (including Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection).

         "Material Adverse Effect" means any event, circumstance, occurrence, fact, condition, change or effect that could reasonably be expected to be materially adverse to (i) the business, operations, results of operations, condition (financial or otherwise), prospects, properties, assets or liabilities of the PB Companies taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated hereby.

         "Ordinary Course of Business" means ordinary course of business consistent with prudent business operations.

         "Permitted Encumbrance" means (i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;
(iii) mechanics', materialmens' or contractors' liens or encumbrances or any similar lien or encumbrance created by statute for amounts not yet due and payable and (iv) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary course of business of the Company.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

         "Purchase Agreement" means this Securities Purchase Agreement, including the Disclosure Letter and all Exhibits hereto.

         "SEC Reports" means all reports or filings (including the schedules and exhibits thereto) filed or furnished by the Company, or required to be filed or furnished by the Company, under the Securities Act or the Exchange Act, or any rule or regulation promulgated thereunder, since January 1, 2001.

         "Section" means a Section (or a subsection) of the Purchase
Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, and all laws promulgated pursuant thereto or in connection therewith.

         "Securityholders Agreement" means the Securityholders Agreement by and between the Company and Investor dated as of the Closing Date, attached hereto as Exhibit G.

         "Senior Bank Debt" means the debt represented by the Company's credit agreement dated as of August 7, 1998 by and among the Company, Fleet National Bank and certain other Lenders, as amended by that certain Ninth Amendment to Credit Agreement dated as of April 11, 2003 including any amendment or any replacement thereof.

         "Special Meeting" means the specially called meeting of the shareholders of the Company called for the purpose of approving the transactions contemplated by this Purchase Agreement and the other Transaction Documents (including the issuance and terms of the Series A Stock and the Warrants).

         "Transaction Documents" means the Purchase Agreement, the Designations of Preferences, the Warrant, the Securityholders Agreement and any other agreement, certificate or signed writing delivered by a party hereto in connection with the transactions contemplated herein.

         "Warrant" means the warrant to purchase the Company's Common Stock attached hereto as Exhibit C.

         Other Definitional Provisions:

         (a) The words "herein", "hereof", "hereto" and "hereunder" and words of similar import, when used in this Purchase Agreement, shall refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.

         (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (c) This Purchase Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         (d) Whenever the words "include", "including" or "includes" appear in this Purchase Agreement, they shall be read to be followed by the words "without limitation" or words having similar import.

         (e) Other terms may be defined elsewhere in the text of this Purchase Agreement and, unless otherwise indicated, shall have such meanings throughout this Purchase Agreement.

                                   EXHIBIT B
             TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
                         DATED AS OF DECEMBER 5, 2003
               AND AMENDED AND RESTATED AS OF DECEMBER 24, 2003

                           [Available on request.]

                                   EXHIBIT C
             TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
                         DATED AS OF DECEMBER 5, 2003
               AND AMENDED AND RESTATED AS OF DECEMBER 24, 2003

                           [Available on request.]

                                   EXHIBIT D
             TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
                         DATED AS OF DECEMBER 5, 2003
               AND AMENDED AND RESTATED AS OF DECEMBER 24, 2003

                           [Available on request.]

                                   EXHIBIT E
             TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
                         DATED AS OF DECEMBER 5, 2003
               AND AMENDED AND RESTATED AS OF DECEMBER 24, 2003

                           [Available on request.]

                                   EXHIBIT F
             TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
                         DATED AS OF DECEMBER 5, 2003
               AND AMENDED AND RESTATED AS OF DECEMBER 24, 2003

                           [Available on request.]

                                   EXHIBIT G
             TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
                         DATED AS OF DECEMBER 5, 2003
               AND AMENDED AND RESTATED AS OF DECEMBER 24, 2003

                           [Available on request.]

                                   EXHIBIT H
             TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
                         DATED AS OF DECEMBER 5, 2003
               AND AMENDED AND RESTATED AS OF DECEMBER 24, 2003

                           [Available on request.]

                                    ANNEX A
             TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
                         DATED AS OF DECEMBER 5, 2003
               AND AMENDED AND RESTATED AS OF DECEMBER 24, 2003

                               Required Consents


1. Consent of the lessor pursuant to the Lease Agreement by and between Trizechahn 165 Avenue of the Americas LLC and Forseon Corporation (d/b/a
     RMSA), dated January 20, 2003, as amended.

2. All consents, waivers and approvals under the Registration Rights Agreement, dated as of August 7, 1998, by and among the Company and the shareholders party thereto, necessary for the Company to grant to Lightyear the rights contemplated under the Securityholders Agreement.

3. Consent of the lender pursuant to the Premium Financing Agreement with First Insurance Funding Corp., dated June 25, 2003.